Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report dated August 31, 2026, relating to the financial statements of The Wella Company (formerly “Rainbow TopCo, Inc.”). We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP
New York, New York
August 31, 2026